Exhibit 99.3

January 6, 2014

To Our Valued Employees:

I am pleased to announce that we have entered into an agreement to merge with a subsidiary of ACP Re, Ltd. (“ACP Re”) a privately owned Bermuda-based reinsurance company rated “A-” by A.M Best.

In addition to this merger, we have entered into reinsurance and cut-through agreements with AmTrust Financial Services, Inc. (rated “A” by A.M. Best) and National General Holdings Corp. (rated “A-” by A.M. Best) to provide, subject to the receipt of regulatory approval, the company with additional financial flexibility and our policyholders with an enhanced level of security. We understand that ACP Re has entered into agreements with AmTrust and National General whereby AmTrust will, concurrently with the close of the transaction, acquire certain Tower insurance companies and assume Tower’s commercial lines business and National General will acquire certain Tower insurance companies and assume Tower’s personal lines business. Attached please find our press release announcing this transaction and our letter to our business partners.

As the focus has been on finalizing this transaction, we do not yet have details on the integration plan. As with other acquisitions, including the ones in which we have been involved as acquirers, we will go through a process leading up to the closing of the transaction to develop a detailed integration plan. When we have more details, we will share them with you. For now, we should continue to focus on our work and focus on servicing our agents and policyholders with the support of AmTrust and National General. We look forward to working closely with AmTrust and National General in the coming months.

I know the current situation has been extremely difficult for all of us at Tower and I appreciate your support, loyalty and patience. I look forward to working with you this coming year to successfully complete this transaction. Happy New Year and best wishes to you and your families.

Sincerely,

/s/ Michael H. Lee

Michael H. Lee

Chairman, President and Chief Executive Officer